Exhibit 99.1

        Tel-Instrument Electronics Corp. Announced Navy Award

    CARLSTADT, N.J.--(BUSINESS WIRE)--March 31, 2005--Tel-Instrument Electronics Corp. (AMEX:TIK) is proud to announce that it has been awarded a contract by the U.S. Navy for their next generation multi-function avionics flight line test set. The Navy's intent to award this contract was initially presented on the Department of Defense Web site as release No. 286-05, dated 25 March 2005:

    "Tel-Instrument Electronics Corp.*, Carlstadt, N.J., is being awarded a $17,344,852 firm-fixed-price, indefinite-delivery/indefinite-quantity contract for the systems engineering, design and integration, fabrication, testing and production of a Communication/Navigation (COMM/NAV) Radio Frequency (RF) Avionics Flightline Tester (CRAFT) with sonobuoy simulator capabilities. In addition, this contract provides for associated technical and logistics data and training. Work will be performed in Carlstadt, N.J., and is expected to be completed in March 2010. Contract funds will not expire at the end of the current fiscal year. This contract was competitively procured under an electronic request for proposals as a small business set-aside; four offers were received. The Naval Air Warfare Center Aircraft Division, Lakehurst, N.J., is the contracting activity (N68335-05-D-0014)."

    Harold K. Fletcher, the Company's Chief Executive Officer, said, "Tel-Instrument is proud that the Navy has selected our solution for its next generation multi-function test set. The CRAFT combines advanced Navigation, Communication, and Sonobuoy test capabilities in a portable test set. Based upon a flexible and expandable digital-signal-processing-based architecture, the CRAFT platform will meet the Navy's test requirements for years to come. Incorporation of this multi-function test set by the Navy should help the Service in its quest to address test-set proliferation issues."

    About Tel-Instrument:

    Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of navigation, communication and databus equipment. For further information please visit our Web site at www.telinstrument.com.

    CONTACT: Tel-Instrument Electronics Corp.
             Joseph P. Macaluso, 201-933-1600